Exhibit (p)(4)

JANUARY 2005

Appendix C

Nomura Asset Management Hong Kong Limited

Code of Ethics

The primary responsibility of NAMHK as an investment adviser is to render to its clients on a professional basis unbiased and continuous advice regarding their investments. As an investment adviser to U.S. registered investment companies (the “Funds”) and other clients (collectively referred to as “clients”), NAMHK has a fiduciary relationship with all of its clients, which means that it has an absolute duty of undivided loyalty, fairness and good faith toward its clients and fund shareholders and a corresponding obligation to refrain from taking any action or seeking any benefit for itself which would, or which would appear to, prejudice the rights of any client or fund shareholder or conflict with his or her best interests. Please remember that a conflict of interest (or the appearance of a conflict of interest) can arise even if there is no financial loss to NAMHK or to any NAMHK client, and regardless of the motivation of the employee involved.

The potential for conflicts of interest is apparent with respect to personal securities transactions, but conflicts of interest can arise in a variety of situations. The rules contained in this Code of Ethics (the “Code”) are designed to minimize conflicts of interest and to avoid appearances of impropriety. As a result, all employees and members of their immediate families are required to adhere carefully to the elements of the Code that are applicable to them. Compliance with NAMHK’s Code is a condition of your employment. The sanctions that may result from violations of the Code, which can include fines and/or dismissal, are outlined below.

Compliance with the Code and interpretation of its requirements is the responsibility of the NAMHK Compliance Department (the “Compliance Department”). If you have questions about whether a conflict of interest exists in a particular situation, please contact the Compliance Department.

Industry standards pertaining to matters such as personal securities trading can change over time, and NAMHK is committed to maintaining high ethical standards for itself and its employees. Therefore, NAMHK reserves the right to change any or all of the requirements of the Code from time to time, as NAMHK deems necessary or appropriate. NAMHK also reserves the right, when in its judgment particular circumstances warrant, to impose more stringent requirements on particular employees or on all employees generally or to grant exceptions to the requirements of the Code in circumstances in which it believes an exception is warranted.

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Section 1: Definitions

“Access Person”:

Means any director, officer or employee of NAMHK (1) who has access to nonpublic information regarding any U.S. clients’ Securities transactions or Securities holdings, or (2) who is involved in making Securities recommendations to U.S. clients, or has access to such recommendations that are nonpublic. For purposes of the definition of Access Person, “advisory person” is defined to include any natural person who is an employee of a company in a control relationship with NAMHK (other than a company whose code of ethics has been approved by the Board of Directors of each Fund) who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security.

“Automatic Investment Plan”:

Means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership”:

You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest in such Securities.

You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. Therefore, you would be considered to have Beneficial Ownership in any Security that is held by you, or by others for your benefit (such as custodians, trustees, executors, etc.); held by you as a trustee for members of your immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any adoptive relationship); or held in the name of your spouse, or minor children, or any relative of yours or of your spouse (including an adult child) who is sharing your home, whether or not you supervise such investments. You will also be considered to have Beneficial Ownership of any Security for which you have a contract, understanding, relationship, agreement, or other arrangement that gives you, or any person described above, a present or future direct or indirect benefit substantially equivalent to an ownership interest in that Security. For example, you would have Beneficial Ownership of the following:

1)	A Security held by a partnership in which you are a partner.

2)	A Security held by a limited liability company in which you are a manager or member.

3)	A Security held by an investment club in which you are a member.

There is the presumption that you can exert some measure of influence or control over accounts in which you serve as guardian, executor or trustee for individuals that are not considered members of your immediate family, but this presumption may be rebutted if you certify in writing (and annually, re-certify, as applicable) that you have no such control or influence.

“Investment Personnel”:

Every employee of NAMHK (or of a controlling company, other than a company whose code of ethics has been approved by the Board of Directors of each Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a U.S. client, including individuals who place orders or otherwise arrange transactions for the Funds. Investment Personnel would include traders, research analysts, and portfolio managers. Because Investment Personnel occupy a comparably sensitive position, additional rules outlined herein apply to such individuals.

“Securities”:

Includes equities, straight bonds, warrant bonds, warrants, and affiliated open-end funds.

For purposes of this Code, the term Securities does not include the following Exempt Securities:

1)	Securities that are direct obligations of the U.S. Government (i.e., U.S. Treasury obligations).

2)	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments ,including repurchase agreements. High quality short-term debt instruments are interpreted to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

3)	Shares of “non-affiliated” open-end investment companies registered under the United States Investment Company Act of 1940 or in another jurisdiction.

An investment company is considered “affiliated” if NAMHK acts as a manager or adviser to the fund, or if “control affiliates” of NAMHK serve as the manager, adviser or principal underwriter to the fund. Control affiliates are persons who control the NAMHK, who are controlled by NAMHK, or who are under common control with NAMHK.

“Pending Buy or Sell Order”:

Means when a recommendation of an order to purchase or sell a Security for a U.S. client has been made and communicated by the portfolio manager to the trading department, and when the portfolio manager is planning to make such recommendation.

“Personal Securities Transactions”:

Means an Access Person’s purchases or sales of Securities, including investments in an Initial Public Offering (“IPO”) or private placement. For purposes of this Code, the term “Personal Securities Transactions” includes transactions for accounts in which the Access Person has Beneficial Ownership.

Section 2: General Fiduciary Principles

The Code is designed to ensure that our conduct is at all times consistent with our fiduciary obligations to our clients, and with industry and regulatory standards for investment managers.

The fundamental principles underlying NAMHK’S Code are as follows:

1.	The interests of our clients must always come first;

2.	Our personal securities transactions must be conducted in such a manner as to be consistent with the Code;

3.	Both actual and potential conflicts of interest must be avoided at all times;

4.	Even if our clients are not harmed, we cannot take inappropriate advantage of our position as fiduciaries;

5.	We must preserve the confidentiality of our clients’ security holdings and transactions, financial circumstances and other client information that we have obtained within the scope of the manager-client relationship;

6.	Our independence in the investment decision-making process is paramount. Accordingly, we cannot participate in any business relationship or accept gifts that could reasonably be expected to affect our independence, objectivity, or loyalty to clients.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield employees from liability for personal trading or other conduct that violates a fiduciary duty to clients.

Section 3: Standards of Conduct

The Code sets forth certain minimum standards of conduct that must be observed by all employees.

A. Compliance with Securities Laws, Rules and Regulations

Employees must comply with applicable U.S. federal securities laws1 and applicable foreign laws, rules and regulations. As part of this requirement, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

[1]

U.S. federal securities laws mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940; the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

1)	To defraud a client in any manner;

2)	To mislead a client, including by making a statement that omits material facts;

3)	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon a client; and

4)	To engage in any manipulative practice with respect to securities, including price manipulation.

B. Confidentiality

Employees must be constantly concerned with the need to exercise care in handling confidential information regarding the firm’s activities. The duty to exercise confidentiality applies not only when you are employed by the firm, but also after you cease employment with the firm.

1)	Information about a client’s account is confidential (includes transaction and holdings information) and must not be disclosed to unauthorized persons.

2)	No employee should discuss with or otherwise inform others of any actual or contemplated security transaction by a client or NAMHK except in performance of his or her job function.

3)	Any item of information that comes into your possession and which is not already in the public domain should be treated with rigorous confidentiality. No staff should release information to broker-dealers of others (except to those involved in the transaction) as to any investment portfolio changes, proposed or in process, except in conjunction with a regular report to a client.

On an exceptional basis and only when it is clearly in the interests of the client, information can be released to certain other parties when expressly authorized by appropriate senior management and consented to in writing by the client.

C. Protection of Corporate Assets

All employees are responsible for taking measures to ensure that NAMHK’s assets are properly protected. This responsibility not only applies to our business facilities, equipment and supplies, but also to intangible assets such as proprietary research or marketing information, corporate trademarks and servicemarks, and copyrights.

Section 4: Personal Trading Requirements

The requirements described in this Section apply only to Access Persons.

A. Prohibited Transactions

No Access Person shall engage in transactions which constitute a direct or indirect:

1)	Purchase or sale of any Security that, to the actual knowledge of that Access Person, is subject to a Pending Buy or Sell Order for a client until that order is executed or withdrawn.

No Investment Personnel shall engage in transactions which constitute a direct or indirect:

1)	Transaction in margin trading, futures trading and options trading; or

2)	Purchase or sale of any Securities within seven calendar days before or after the same Securities have been traded by a client with which such Investment Personnel is involved; or

3)	Sale of Securities that were purchased within the past three months.

B. Pre-Clearance Requirements

1)	All Access Persons shall submit requests prior to any Personal Securities Transaction involving Securities or any private placement offering or any initial public offering of Securities.

2)	All pre-clearance requests must be approved by the Chief Compliance Officer (“CCO”) and one of the Directors of NAMHK before any Securities orders are placed. In the absence of the CCO, an appointed designate will have power to approve those requests.

3)	For the purpose of this section, such approval is valid only for the day authorization is given by one of the Directors of NAMHK. If the approval is given after the market is closed, it is valid for the next working day.

4)	For purpose of this section, the following transactions are exempted:

•

Purchases that are part of an automatic investment plan, including dividend reinvestment plans. This includes stock purchases of Nomura Holdings, Inc. through Nomura Asset Management Co., Ltd.’s stock ownership equity accumulating system, provided that one is unable to flexibly change the amount of investment and decide the transaction timing; and

•

Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of such Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

C. Reporting Requirements

1)	Quarterly Transaction Report

Every Access Person shall report to the Compliance Department, on or before the 10th day of each calendar quarter, all Securities transactions in which he or she had, or as a result of the transaction acquired, any direct or indirect beneficial ownership during the prior quarter. This includes transactions that are not handled by a broker, dealer, bank or any other institution (e.g., transactions effected directly with the issuer of a Security). Note that transactions effected pursuant to an automatic investment plan are not required to be reported. However, any transaction that overrides the preset schedule or allocation of the automatic investment plan must be included in a quarterly transaction report.

a.	A report must be filed for every quarter even if you had no reportable transactions in that quarter.

b.	The report must contain the following information.

•

The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP/SEDOL number, interest rate and maturity date, number of shares, and principal amount of each Security involved;

•	The nature of the transaction (i.e., purchase, sale);

•	The price at which the transaction was effected;

•	The name of the broker, dealer, bank or other institution through whom the transaction was effected, if applicable;

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With respect to any account established by the Access Person in which Securities were held during the quarter for the benefit of the Access Person, the name of the broker, dealer or bank and the date the account was established; and

•	The date that the report is submitted by the Access Person.

c.	With respect to any account established by the Access Person in which Securities were held during the quarter, the report must contain the information listed below:.

•	The name of the broker, dealer, bank or other institution with whom the Access Person established the account;

•	The date the account was established; and

•	The date that the report is submitted by the Access Person.

2)	Initial and Annual Holdings Reports

Within 10 calendar days of commencement of employment (or within 10 calendar days of obtaining Access Person status) all Access Persons must disclose to the Compliance Department all personal Securities holdings in which they have Beneficial Ownership. This includes Securities that are not held in an account maintained by a broker, dealer, bank or any other institution. In addition, all Access Persons must submit to the Compliance Department an annual holdings report prior to February 15th of each year. These holdings reports must contain the information listed below and must reflect holdings as of a date no more than 45 days before the report is submitted.

a.	The title and type of Security and as applicable, the exchange ticker symbol or CUSIP/SEDOL number, interest rate and maturity date, number of shares, and principal amount of each Security involved;

b.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities were held for the direct or indirect benefit of the Access Person; and

c.	The date that the report is submitted by the Access Person.

An Access Person need not report under this Section with respect to securities held in an account over which the Access Person has no direct or indirect influence or control.

Section 5: Insider Trading

Various local and foreign laws prohibit the misuse of confidential non-public information. Accordingly, NAMHK has developed an insider trading policy which defines insider trading, as well as offers guidance on steps employees must tale when they believe they are in possession of material non-public information. Violations of this policy can not only lead to job termination, but could expose both you and the firm to criminal and civil liability.

Employees may not transaction in a security while in possession of material, non-public information relating to the issuer of the security. This prohibition applies to trading on behalf of client accounts and personal accounts. In addition, employees may not convey material non-public information about publicly traded issuers to others outside the company. The firm’s Insider Trading Policy can be found in the NAMHK’S Compliance Manual.

Section 6: Reporting Apparent Violations of the Code

NAMHK believes that maintaining a strong compliance culture is in the best interest of the firm and its clients, in that it helps both to maintain client and employee confidence, and to avoid the costs (both reputational and monetary) associated with compliance violations. While reducing compliance violations to a minimum is our goal, realistically speaking, violations may occur from time to time. When violations occur, it is important that they be dealt with immediately by the appropriate members of the organization. Employees are required to report apparent compliance violations to the firm’s CCO. If the CCO is unavailable, violations may be reported to NAMHK’s President (note that, in this case, the President is required to also report the violation to the CCO). Violations that go unreported have the potential to cause far more damage than violations that are addressed immediately upon discovery.

Reports of apparent compliance violations will be treated confidentially to the fullest extent possible. In no event will the firm tolerate retaliation against persons who report apparent compliance violations. We realize that employees lack the training to distinguish actual from apparent compliance violations, and accordingly, the fact that a reported incident proves, after investigation, not to have involved a compliance violation will not result in any sanction against the reporter, provided that the report was made in good faith.

Section 7: Written Acknowledgments

A. Certification of Receipt

The Compliance Department will distribute the Code and any amendments thereon, to all employees. You are required to provide a written acknowledgment of your receipt of the Code and any amendments by completing the acknowledgment form attached to the Code.

B. Annual Certification of Compliance

You must certify annually that you (a) have read and understand the Code; (b) complied with the principles and requirements of the Code; and (c) disclosed or reported all transactions required to be disclosed or reported under the Code.

Section 8: Reporting to the Boards of Directors of the Funds

Any material amendment to the Code shall be subject to the approval by the Boards of Directors of the Funds within six months after adoption of any material change. In addition, on at least an annual basis, NAMHK shall provide each such Board with a written report that:

1)	Describes issues that arose during the preceding year under the Code, including without limitation information about any material violations of the Code and any sanctions imposed with respect to such violations; and

2)	Certifies to each such Boards that NAMHK has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section 9: Record Keeping

The Compliance Department is responsible for ensuring the following record keeping requirements are met:

1)	A copy of the Code, and any NAMHK code of ethics that was in effect within the past five years, must be maintained in an easily accessible place;

2)	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years;

3)	A list of all persons who, within the last five years have been required to make reports pursuant to this Code, or who were required to view these reports; and

4)	A copy of each report and approvals filed pursuant to this Code must be maintained for at least five years, two years in an easily assessable place.

Section 10: Compliance Procedures

The Compliance Department has established compliance and review procedures to ensure employees are meeting the requirements of the Code. These procedures, and amendments made to them, do not require the approval of the directors of the Funds.

Section 11: Compliance with the Code

Compliance with this Code and the principles and standards described herein is a condition of your employment. A violation of this Code or its principles may be cause for disciplinary action by NAMHK, including termination of employment. Other disciplinary actions can include warnings and periods of “probation” during which all personal investment activities (except for specifically approved liquidation of current positions) are prohibited.

Moreover, you should be aware that failure to comply with certain elements of the Code may constitute a violation of local or foreign securities laws, and may subject you and the firm to a wide range of criminal and/or civil liability. Violations or potential violations of the Code may be reported to local or foreign regulatory authorities, such as the United States Securities and Exchange Commission.

NOMURA ASSET MANAGEMENT HONG KONG LIMITED

CODE OF ETHICS

CERTIFICATION OF RECEIPT

I hereby acknowledge that I have received and read the Nomura Asset Management Hong Kong Limited (“NAMHK”) Code of Ethics. I understand and agree that as an employee of NAMHK, I am subject to and will abide by their provisions and all amendments thereto. I further undertake to obey the rules of any regulatory body with which NAMHK may be required to comply either directly or indirectly prevailing from time to time and any addition, amendment or replacement that is set out in any written notice which is subsequently given to me. I understand that failure to follow such policies and procedures can result in disciplinary action by my employer as well as possible civil and criminal penalties.

Signature	Date

Print Name

PLEASE RETURN THIS FORM TO THE COMPLIANCE DEPARTMENT